Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter and Annual Results

Philadelphia, PA – March 6, 2008

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Q4 Earnings Jump 50%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced record earnings of $53.6 million and $160.2 million for the quarter and year ended January 31, 2008, respectively. Earnings per diluted share were $0.32 for the quarter and $0.94 for the year.

As stated in the Company’s previous sales release on February 7, 2008, net sales surged 29% in the quarter to a record $465 million. Comparable store (‘comp’) sales at Anthropologie, Free People and Urban Outfitters rose by 18%, 19% and 6%, respectively, for a combined 11% increase. Direct-to-consumer sales increased by 39%, reflecting exceptional growth across all brands. Free People Wholesale also delivered an excellent performance for the quarter with sales increasing by a robust 34%. Total Company sales for the year ended January 31, 2008 increased by 23%, to a record $1.5 billion.

“We continued our string of record-breaking quarters this year as earnings grew 50% during the fourth quarter,” said Glen T. Senk, Chief Executive Officer. “All brands and channels produced positive ‘comp’ period sales results which helped drive an outstanding 388 basis point improvement in operating margin for the quarter.” Mr. Senk added, “During the year we opened 38 new stores and delivered exceptional sales and earnings growth in both our direct and wholesale channels. Despite the challenging retail environment, we remain optimistic for the spring season based on the positive feedback to our fashion assortment thus far this year.”

Net sales for the periods were as follows:

	Quarter ended January 31,		Year ended January 31,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Urban Outfitters store sales	$196,625	$161,615	$628,328	$547,847
Anthropologie store sales	165,853	125,424	561,990	439,185
Direct-to-consumer sales	72,920	52,638	205,742	153,712
Free People sales	30,013	21,119	111,664	83,973

Total net sales	$465,411	$360,796	$1,507,724	$1,224,717

For the quarter and year ended January 31, 2008, gross profit margins increased by 287 basis points and 135 basis points, respectively, versus the prior year’s comparable periods. The increase for both periods was primarily due to the combination of a lower rate of merchandise markdowns and leveraging of store occupancy expenses.

During the quarter, total company comparable store sales grew by 11%, while ending comparable store inventories decreased by 3%. Total company inventories grew by $17.5 million or 11% on a year-over-year basis. The acquisition of inventory to stock new retail stores was the primary factor for this increase. The Company believes this inventory level is appropriate to sustain a healthy positive comp outlook for the first quarter of fiscal year 2009.

For the quarter ended January 31, 2008, selling, general and administrative expenses (“SG&A”), expressed as a percentage of net sales, decreased by 101 basis points, versus the same quarter last year. This favorable rate reduction was driven by leveraging of store costs related to the increase in ‘comp’ sales and a reduction of corporate expenses. For the year ended January 31, 2008, SG&A decreased by 18 basis points due to favorable rate reductions from controlling store support related expenses which were partially offset by non-comparable expenses to operate our new home office facility.

The Company’s quarterly income tax rate increased to 36.0% of income from 28.4% of income in the prior quarter. The lower tax rate in the fourth quarter of fiscal year 2007 was due to the receipt of certification for work performed on the development of the Company’s new offices that qualified for certain one-time federal tax incentives. The Company estimates its annual effective tax rate will range from 36% to 36.5% for fiscal year 2009.

During the year ended January 31, 2008 the Company opened 16 Urban Outfitters stores, 15 Anthropologie stores and 7 Free People stores or 38 new stores in total. The Company plans to open 45 to 49 new stores during fiscal year 2009.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 122 Urban Outfitters stores in the United States, Canada, and Europe, two Urban Outfitters web sites and an Urban catalog; 108 Anthropologie stores; an Anthropologie web site and a catalog, and Free People, the Company’s wholesale division, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 15 Free People stores, a web site and a catalog as of January 31, 2008.

A conference call will be held today to discuss fourth quarter results and will be web cast at 11:00 a.m. EST on: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115825&eventID=1716517

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Quarter Ended January 31,		Fiscal Year Ended January 31,
	2008	2007	2008	2007
Net sales	$465,411	$360,796	$1,507,724	$1,224,717
Cost of sales, including certain buying, distribution and occupancy costs	281,219	228,343	930,952	772,796

Gross profit	184,192	132,453	576,772	451,921
Selling, general and administrative expenses	103,861	84,188	351,827	287,932

Income from operations	80,331	48,265	224,945	163,989
Other income, net	3,459	1,642	9,450	6,169

Income before income taxes	83,790	49,907	234,395	170,158
Income tax expense	30,175	14,176	74,164	53,952

Net income	$53,615	$35,731	$160,231	$116,206

Net income per common share:
Basic	$0.32	$0.22	$0.97	$0.71

Diluted	$0.32	$0.21	$0.94	$0.69

Weighted average common shares and common share equivalents outstanding:
Basic	165,629,648	164,440,611	165,305,207	164,679,786

Diluted	170,099,923	168,585,418	169,640,585	168,652,005

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	60.4%	63.3%	61.7%	63.1%

Gross profit	39.6%	36.7%	38.3%	36.9%
Selling, general and administrative expenses	22.3%	23.3%	23.3%	23.5%

Income from operations	17.3%	13.4%	15.0%	13.4%
Other income, net	0.7%	0.4%	0.6%	0.5%

Income before income taxes	18.0%	13.8%	15.6%	13.9%
Income tax expense	6.4%	3.9%	4.9%	4.4%

Net income	11.6%	9.9%	10.7%	9.5%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	January 31, 2008	January 31, 2007
Assets
Current assets:
Cash and cash equivalents	$105,271	$27,267
Marketable securities	94,377	132,011
Accounts receivable, net of allowance for doubtful accounts of $972 and $849, respectively	26,365	20,871
Inventories	171,925	154,387
Prepaid expenses, deferred taxes and other current assets	49,922	31,869

Total current assets	447,860	366,405

Property and equipment, net	488,889	445,698
Marketable securities	174,002	62,322
Deferred income taxes and other assets	32,040	24,826

Total Assets	$1,142,791	$899,251

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$74,020	$57,934
Accrued expenses, accrued compensation and other current liabilities	93,358	77,384

Total current liabilities	167,378	135,318

Deferred rent and other liabilities	121,982	88,650

Total Liabilities	289,360	223,968

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 166,104,615 and 164,987,463 issued and outstanding, respectively	17	17
Additional paid-in capital	144,204	128,586
Retained earnings	701,975	542,396
Accumulated other comprehensive income	7,235	4,284

Total Shareholders’ Equity	853,431	675,283

Total Liabilities and Shareholders’ Equity	$1,142,791	$899,251

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Fiscal Year Ended
	2008	2007
Cash flows from operating activities:
Net income	$160,231	$116,206
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,017	55,713
Provision for deferred income taxes	(6,561)	(4,959)
Excess tax benefits from stock-based compensation	(7,341)	(5,394)
Stock-based compensation expense	3,277	3,497
Loss on disposition of property and equipment, net	317	1,393
Changes in assets and liabilities:
Increase in receivables	(5,462)	(6,371)
Increase in inventories	(17,430)	(13,416)
(Increase) decrease in prepaid expenses and other assets	(18,662)	6,848
Increase in payables, accrued expenses and other liabilities	75,967	33,600

Net cash provided by operating activities	254,353	187,117

Cash flows from investing activities:
Cash paid for property and equipment	(115,370)	(212,029)
Cash paid for marketable securities	(293,633)	(182,653)
Sales and maturities of marketable securities	220,101	193,274

Net cash used in investing activities	(188,902)	(201,408)

Cash flows from financing activities:
Exercise of stock options	5,000	6,351
Excess tax benefits from stock-based compensation	7,341	5,394
Share repurchases	—	(20,801)

Net cash provided by (used in) financing activities	12,341	(9,056)

Effect of exchange rate changes on cash and cash equivalents	212	702

Increase (decrease) in cash and cash equivalents	78,004	(22,645)

Cash and cash equivalents at beginning of period	27,267	49,912

Cash and cash equivalents at end of period	$105,271	$27,267